EXHIBIT 10.7

(Corporate Officer)

AMENDED AND RESTATED EXECUTIVE SEVERANCE AGREEMENT

By this Amended and Restated Executive Severance Agreement dated and effective as of July 30, 2019 (the “Agreement”), Alcoa Corporation (the “Company”), and  [NAME], who has been designated as an officer of the Company by the Company’s Board of Directors (the “Board”) (“Executive”), intending to be legally bound, and for good and valuable consideration, agree as follows:

I. Termination of Executive’s Employment by the Company.

The Company may terminate your employment at any time, with or without Cause, with the results described below. In such case, the Company shall determine the effective date of your termination, which termination shall constitute a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“409A”) (the “Involuntary Termination Date”).

A. Involuntary Termination With Cause. If the Company terminates your employment due to Cause, you will receive no severance payment under this Agreement or any other severance plan, policy or arrangement of the Company or any of its affiliates. For purposes of this Agreement, “ Cause” means: (i) your willful and continued failure to substantially perform your duties that has not been cured within thirty days after a written demand for substantial performance is delivered to you, which demand specifically identifies the manner in which the Company believes that you have not substantially performed your duties, or (ii) your willful engagement in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your act, or failure to act, was in the best interest of the Company, and (y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Board determines that there is clear and convincing evidence that Cause exists and the Board finding to that effect is adopted by the affirmative vote of not less than three quarters of the entire membership of the Board (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard by the Board).

B. Involuntary Termination Without Cause. If the Company terminates your employment for reasons other than Cause, and you fulfill your obligations as set forth in this Agreement, you shall be paid the greater of (i) the amounts you would have been entitled to receive under the Alcoa USA Corp. Involuntary Separation Plan (or successor plan) if you had been an eligible participant under such plan or (ii) the amounts set forth below in this Section I.B, in either case as soon as practicable after the Involuntary Termination Date but in no event later than 60 days after the Involuntary Termination Date; provided, that if you are, as of the Involuntary Termination Date, a “specified employee” within the meaning of 409A as determined in accordance with the methodology duly adopted by the Company as in effect on the Involuntary Termination Date, then such amounts shall instead be paid on the first business day following the date which is six months after the Involuntary Termination Date (the “Six-Month Delay Date”) (or if sooner, upon your death); and further provided that the amount payable under Section I.B(ii), if applicable, will be paid in the fiscal year following the fiscal year in which the Involuntary Termination Date occurs, if later than as otherwise specified herein. Payment of the amounts set forth in Section I.B are conditioned upon and subject to the requirement that, on or after the Involuntary Termination Date, and at least 10 days prior to the Six-Month Delay Date or, if applicable, at least 10 days prior to the last day of the aforementioned 60 day period, (i) you execute and return to the Company the release agreement attached as Exhibit A (the “Release Agreement”) and (ii) any period within which you may revoke the Release Agreement pursuant to the terms thereof has expired without you having revoked the Release Agreement:

(i) a lump sum amount equivalent to your annual base salary as of the Involuntary Termination Date; and

(ii) a pro-rated annual bonus for the fiscal year in which the Involuntary Termination Date occurs, which lump sum amount shall be determined based on, for such fiscal year, the level of achievement of the applicable performance goals under the Company’s Incentive Plan(s), the bonus-eligible percentage of your annual base pay in effect and the amount of base pay actually paid to you prior to the Involuntary Termination Date; and

(iii) access to reasonable outplacement services suitable to the Executive’s position for a period of 12 months or, if earlier, until the first acceptance by the Executive of an offer of employment (to the extent of reimbursement for such outplacement services, such reimbursement shall occur prior to the last day of the 15th month following the Involuntary Termination Date); and

(iv)(A) if, on the Involuntary Termination Date, you are an active participant who is accruing benefits under any tax-qualified, supplemental or excess defined benefit pension plan maintained by the Company or any of its affiliates (a “DB Pension Plan”), pursuant to the DB Pension Plan terms, you will receive additional pension service through the earlier of (i) the one year anniversary of your Involuntary Termination Date, and (ii) the date upon which benefit accruals for active employees cease under the terms of the DB Pension Plan; or

(B) if, on the Involuntary Termination Date, you are not an active participant who is accruing benefits under a DB Pension Plan, but are eligible to receive either Employer Retirement Income Contributions (ERIC) under an Alcoa Savings Plan (a “U.S. DC Plan”), a lump sum amount, in cash, equal to the U.S. DC Plan contribution percent in effect on the Involuntary Termination Date multiplied by the sum of your annual base salary as of your Involuntary Termination Date plus your target annual variable compensation; or

(C) if, on the Involuntary Termination Date, you are not an active participant who is accruing benefits under a DB Pension Plan, but are eligible to participate in the Global Pension Plan, you will receive a lump sum amount, in cash, equal to the Global Pension Plan annual percentage contribution in effect on the Involuntary Termination Date, multiplied by the sum of your annual base salary as of your Involuntary Termination Date plus your target annual variable compensation.

In addition, for a period of one year after the Involuntary Termination Date the Company shall arrange to provide you, and anyone entitled under the terms of the applicable plan to claim through you, health (including medical, behavioral, prescription drug, dental and vision) benefits substantially similar to those provided to active employees as long as you pay the active employee contribution for the coverage. Coverage provided under this Agreement will run concurrently with the coverage to which you are entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985.  In order to comply with 409A, the following shall apply to the health care benefits provided pursuant to this paragraph, the costs of which are not fully paid by you (the “Health Benefits”). Any and all reimbursements of eligible expenses made pursuant to the Health Benefits shall be made no later than the end of the calendar year next following the calendar year in which the expenses were incurred. The amount of expenses that are eligible for reimbursement or of in-kind benefits that are provided pursuant to the Health Benefits in any given calendar year shall not affect the expenses that are eligible for reimbursement or benefits to be provided pursuant to the Health Benefits in any other calendar year, except as specifically permitted by Treasury Regulation Section 1.409A-3(i)(1)(iv)(B). Your right to the Health Benefits may not be liquidated or exchanged for any other benefit.

If your employment with the Company terminates pursuant to this Section I, upon and following the Involuntary Termination Date, your other compensation and benefits continue to be governed by the terms of the plans in which you participate; provided however, that payments and benefits under this Section I are in lieu of any other involuntary separation benefits or severance payments which you may be eligible to receive from the Company; and if you receive severance pay and benefits under the Company’s Change in Control Severance Plan, no payments will be made, or benefits provided, under this Agreement or the Alcoa USA Corp. Involuntary Separation Plan (or successor plan).

In the event that, as of the Involuntary Termination Date, you are not a “specified employee” (as described above), and the 60 day period following your Involuntary Termination Date specified herein for payment of any of the amounts due to you under this Section I.B. spans two calendar years, any such payment will be made in the second calendar year.

Restrictive Covenants

You acknowledge that to the extent that you are a party to any noncompetition, nonsolicitation or other restrictive covenants or confidentiality agreements with the Company (collectively, “Restrictive Covenants”), the terms of such Restrictive Covenants, shall remain in full force and effect.

Tax Withholding

You shall be solely responsible for all taxes owed with respect to all payments and benefits provided hereunder. You must pay all applicable foreign, federal and state income and employment withholding taxes when due. The Company shall be entitled to withhold from amounts to be paid to you hereunder any federal, state or local withholding or other taxes or charges (or foreign equivalents of such taxes or charges) which it is from time to time required to withhold.

Application of 409A Provisions

If you provide a written, unqualified opinion from your tax advisor to the Company stating that you are a non-resident alien not subject to 409A at the time of your termination of employment, or that 409A otherwise does not apply to you at that time, unless the Company has reason to believe that such opinion is more likely than not incorrect, the Company shall cooperate with you to amend this Agreement in a mutually satisfactory manner to cause any severance payments payable hereunder to be paid as soon as practicable following your termination of employment, and to otherwise remove references to Section 409A from this Agreement; provided that in no event shall such payments be made unless and until you have returned an executed Release Agreement (signed by you on or following your termination date) and any period within which you may revoke the Release Agreement pursuant to the terms thereof has expired without you having revoked the Release Agreement. The Company shall have no responsibility for any taxes or penalties you may incur on account of any such amendments, whether pursuant to 409A or otherwise.

Governing Law; Jurisdiction

This Agreement shall be governed and interpreted in accordance with the laws of the State of Delaware without reference to its choice of law principles. Any action arising out of or related to this Agreement shall be brought in the state or Federal courts located in Pittsburgh, Pennsylvania, and you and the Company consent to the jurisdiction and venue of such courts.

Amendment; Waiver

No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is in writing and signed by the Chief Executive Officer of the Company as authorized by the Board or the Compensation and Benefits Committee of the Board (or successor committee). Any failure by you or the Company to enforce any of the provisions of this Agreement shall not be construed to be a waiver of such provisions or any right to enforce each and every provision in the future. A waiver of any breach of this Agreement shall not be construed as a waiver of any other or subsequent breach.

Successors; Binding Agreement

The Company shall have the right to assign its rights and obligations under this Agreement to any entity that acquires all or substantially all of the assets of the Company and continues the Company’s business. The rights and obligations of the Company under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of the Company.

Severability

In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall not in way be affected or impaired thereby.

Entire Agreement

You acknowledge that you have not relied upon any representations (whether oral or written) from the Company, other than as set forth in this Agreement. This Agreement sets forth the entire agreement and understanding between you and the Company and merges and supersedes any and all prior discussions, agreements, arrangements and understandings with regard to the subject matter hereof, and may not be modified, amended, discharged or supplemented in any respect, except by a subsequent writing signed by you and the Company. In the event that any payments under this Agreement in the aggregate are more than 2.99 times of your base salary and bonus, the payments which you will be eligible to receive under this Agreement will be reduced accordingly. Except for involuntary separation benefits or other similar severance payments, this Agreement does not supersede the terms of any other compensation plans, stock option programs, welfare benefit plans, or other such plans or programs in which you are eligible to participate, or may become eligible to participate.

If you agree to the terms of this Agreement, please sign on the line provided below and return two signed copies to the Secretary. A fully executed copy will be returned to you for your files after it is signed by the Company.

Termination of Officer Status and Agreement

You hereby acknowledge and agree that, in the event you cease to be an “officer” of the Company (meaning, an officer designated by the Board or a committee thereof), and remain employed with the Company in another continuing role thereafter, this Agreement shall immediately terminate and become null and void upon such Board determination date and you shall not have any right to payments or benefits provided hereunder.

IN WITNESS WHEREOF, the Executive and the Company, by its duly authorized representative, have executed this Agreement on the dates stated below, effective as of the date first set forth above.

COMPANY:	ALCOA CORPORATION

By:
Title:
Date:

EXECUTIVE:	[NAME]

By:
Title:
Date:

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